Exhibit 16.1

July 10, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 3, 2024, of SunPower Corporation (the “Company”) and are in agreement with the statements contained in the first through fourth paragraphs, first and second sentences of the seventh paragraph, and first through third sentences of the eighth paragraph therein, except that we have no basis to agree or disagree with the statements of the registrant regarding the Company’s discussions with other independent registered public accounting firms contained in the first paragraph therein. We also have no basis to agree or disagree with the statements of the registrant contained in the third sentence of the seventh paragraph and fourth sentence of the eighth paragraph therein.

We disagree with the characterization of the disagreement as described by the registrant in the fifth and sixth paragraphs therein. There was a disagreement between EY and the Company regarding audit scope, specifically regarding our expectation that we would be informed of allegations against current or former members of management who have or had significant roles in internal control over financial reporting and whose representations we rely upon, or previously had relied upon, in performing our audits, even if those allegations did not expressly assert that there were errors in the Company’s financial statements, and that the evaluation of such allegations was within the scope of our audit procedures. After we became aware that not all such matters had been disclosed to us, we communicated the need for the Company and its Audit Committee to disclose them to EY, and we believed there was agreement on this point. However, the discovery of additional such allegations that had not been disclosed to EY indicated that a disagreement existed regarding our auditing scope or procedures. We have no basis to agree or disagree with the statements of the registrant regarding the Audit Committee’s previous understanding of its reporting obligations to EY or what disclosure the Audit Committee may have been prepared to provide in the future. Finally, given that discussions regarding the completeness of the disclosures to EY were unresolved as of the date of EY’s resignation, we disclaim knowledge of whether there have been allegations against current senior members of management.

/s/ Ernst & Young LLP